EXHIBIT 10.19

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made by SPARTAN STORES, INC., a Michigan corporation (the "Company"), and JAMES B. MEYER ("Executive"). The parties agree as follows:

          1.          Effective Date and Term. This Agreement will take effect as of November 15, 2001, and will remain in effect during Executive's employment with the Company and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Executive's employment.

          2.          Employment.

          (a)  Positions and Duties. Executive will serve as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors ("positions") under the terms of this Agreement (the "Employment"). As President and Chief Executive Officer, Executive shall perform the duties and exercise the powers of such offices, and shall have supervision and control over, and responsibility for, all aspects of the business, activities and affairs of the Company and its subsidiaries. Executive shall perform such other duties and have such other responsibilities as may be required from time to time by the Board of Directors and as may be consistent with the Company's Articles of Incorporation, Bylaws, policies and rules and regulations, and Executive's positions. Executive shall report only to the Board of Directors and his powers and authority shall be superior to those of any other officer or employee of the Company or any subsidiary. The Employment will be full time and Executive's entire business time and efforts will be devoted to the Employment, except as otherwise provided by written Company policy. Executive agrees to comply with Company policies, including but not limited to any applicable Company policy requiring Executive to own shares of common stock in the Company. As used in this Agreement, the term "Affiliate" includes any organization controlling, controlled by or under common control with the Company.

          (b)  Performance of Duties. Executive agrees to perform all duties called for under this Agreement and to the best of his ability to devote his time, energies and skills exclusively to such duties during the term of his employment. Executive's employment on this exclusive basis is with the understanding that he may have business investments and participate in business ventures which may, from time to time, require minor portions of his time, but shall not interfere with his duties under this Agreement. In addition, he shall be free to make speeches, write articles and participate in public debate and discussions in and by means of any medium of communication so long as such activities are not done in a manner inconsistent with his obligations contained in this Agreement, subject to the approval of the Board of Directors.

          3.          Term of Employment. The term of the Employment will be indefinite and will continue until terminated pursuant to this Agreement.

          4.          Compensation. Executive will be compensated during the Employment as follows:

          (a)  Salary. The Executive's annual salary for each fiscal year (or a pro rated weekly amount for any partial year) shall be as the Company's Board of Directors and Executive agree as reflected in Schedule A entitled "Compensation Schedule," which is attached to this Agreement and made a part of this Agreement. The latest salary amount on Schedule A will remain in effect until changed by mutual agreement. The salary will be subject to normal payroll deductions and payable in accordance with the Company's normal payroll practices.

          (b)  Bonus. Executive will be eligible to participate in any bonus programs designated by the Company from time to time in accordance with the terms of such programs, which are subject to change from time to time in the Company's discretion.

          (c)  Benefits. Executive will be eligible to participate in fringe benefit programs covering the Company's salaried employees and officers as a group, and will in addition receive the following specific benefits. Except for the specific benefits listed below, the terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility and all benefit programs are subject to change from time to time in the Company's discretion.

          i.          Membership in Organizations, Etc. The Company shall continue to maintain and pay for the licensing and memberships of Executive with and in all licensing or regulatory authorities or agencies, organizations, societies or other professional groups of or with which Executive was a member or licensed on the date of the execution of this Agreement in addition to any others upon which the Company and Executive mutually agree.

          ii.          Automobile. During the term of this Agreement, the Company shall furnish Executive the unlimited use of an automobile of a type determined by the Company, as provided in Section (A) below, or an auto allowance as provided in (B) below.

          (A)          If the Company elects to furnish an automobile, the Company may replace such automobile with a new automobile at any time during the term of this Agreement. The Company shall pay for all expenses relating to the use, including gasoline, maintenance, insurance, repair and operation of, and any purchase or rental payments attributable to, the automobile. Executive shall pay expenses for gasoline for the personal use of the automobile, and, in addition, the value of any personal use of the automobile shall be reported as wages paid to Executive. Executive shall endeavor to keep a written record of any expenses that he may pay and furnish them to the Company for reimbursement when available upon written request of the Company. The Company shall pay directly such expense, or reimburse Executive for such expenses promptly upon receipt of notification of them by Executive. Executive shall have the option to purchase any such automobile on the terms and conditions set forth in the contract or lease covering such automobile.

          (B)          If the Company elects to provide Executive with an automobile allowance, the amount of the allowance shall be as necessary to provide the Executive with an automobile benefit comparable in cost to the cost of providing Executive with the use of an automobile on the terms described in (A) above.

          iii.          Other Insurance and Benefits. The Company shall maintain at its expense any life, health, accident and dental insurance maintained by the Company for Executive as of the effective date of this Agreement and such other insurance, health or other benefits that the Company provides generally to its officers, unless the Board of Directors determines otherwise. During each twelve-month period during the term of this Agreement, Executive shall be entitled to such sick days with pay or such other benefit relating to sick days as provided in the Company's sick pay policy. The Company shall provide and pay for disability insurance benefits under the separate disability insurance policy for Executive in effect as of the date of this Agreement, or any greater benefits as may be provided otherwise under the Company's policy relating to such benefits.

          iv.          Country/Athletic Clubs. The Company will provide membership, including initiation and monthly fees, for one country club and one social or athletic club located in the Grand Rapids area, each as selected from time to time by Executive.

          v.          Vacations. During each twelve-month period during the term of this Agreement, Executive shall be entitled to at least four (4) weeks or such greater amount of paid vacation time consistent with Company policy.

          vi.          Fees, Etc. All fees, honorariums, compensation or other things of value received or realized as a result of sales made or the rendition of services by Executive under this Agreement shall belong to and be paid and delivered by Executive to the Company, except for fees received by Executive for serving upon boards of directors or boards of trustees, and except that Executive may accept business gifts, travel and event expenses and fees, and other similar benefits from vendors and others consistent with past practices of the Company applicable to such benefits for officers. Executive will report fees for serving on boards of directors or boards of trustees to the Board of Directors' Audit Committee.

          (d)  Business Expenses. The Company shall pay directly or reimburse Executive for all ordinary and necessary business expenses incurred by Executive in performing his duties under this Agreement. Those expenses shall include, but not be limited to, expenses incurred for entertainment, travel, meals, lodging and the like incurred by him in the interest of the Company, as well as any seminars, conventions or meetings and any other expenses contemplated by this Agreement. Such expenses shall be paid or reimbursed promptly upon the Company receiving written evidence of them from Executive unless Executive is unable to obtain such written evidence in which latter event the Company shall pay such expenses upon verbal notification and verification received from Executive. At its option, the Company shall be permitted to require and Executive shall complete the filling out of an itemized statement reflecting all travel, lodging and other legitimate reasonable expenses incurred by Executive under this Agreement in a form and substance consistent with the Company's standard policy.

          5.          Termination of Employment.

          (a)  Termination Without Severance Pay. Executive shall not be entitled to any further compensation from the Company or any Affiliate after termination of the Employment as permitted by this Section 5(a), except (A) unpaid salary installments through the end of the week in which the Employment terminates, (B) any bonus accrued through the date of termination under the terms of applicable bonus plans, (C) any unused vacation or sick pay earned to the date of termination, (D) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, and (E) an amount equal to the cash surrender value of any split-dollar life insurance policies that the Company has obtained for Executive that is allocable to the portion paid by Executive.

          i.          Death. The Employment will terminate automatically upon Executive's death.

          ii.          Disability. If Executive is unable to perform Executive's duties under this Agreement due to physical or mental disability for a continuous period of one hundred eighty days (180) days or longer and the Executive is eligible for benefits under the Company's long-term disability insurance policy, the Company may terminate the Employment under this subsection (a)(ii). If the Company terminates the Employment as the result of Executive's disability, other than as provided in this subsection 5(a)(ii), the termination of Employment will be deemed to be pursuant to subsection 5(b)(ii) below.

          iii.          Termination by Company for Cause. The Company may terminate the Employment for "Cause", defined as Executive's: (A) breach of any provision of Sections 7, 8, or 9 of this Agreement; (B) willful continued failure to perform or willful poor performance of duties (other than due to disability) after warning and reasonable opportunity to meet reasonable required performance standards; (C) gross negligence causing or placing the Company at risk of significant damage or harm; (D) misappropriation of or intentional damage to Company property; (E) conviction of a felony (other than negligent vehicular homicide); or (F) intentional act or omission that Executive knows or should know is significantly detrimental to the interests of the Company.

If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in willful misconduct constituting Cause, the Company may recharacterize Executive's termination as having been for Cause.

          iv.          Discretionary Termination by Executive. Executive may terminate the Employment at will, with at least ninety (90) days advance written notice. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive's responsibilities for part or all of such notice period, provided that Executive's pay and benefits are continued for the lesser of ninety (90) days or the remaining period of the Employment.

          (b)  Termination With Severance Pay. Executive shall not be entitled to any further compensation from the Company or any Affiliate after termination of the Employment as permitted by this Section 5(b), except (A) unpaid salary installments through the end of the week in which the Employment terminates, (B) any bonus accrued through the date of termination under the terms of applicable bonus plans, (C) any unused vacation or sick pay earned to the date of termination, (D) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, (E) an amount equal to the cash surrender value of any split-dollar life insurance policies that the Company has obtained for Executive that is allocable to the portion paid by Executive, and (F) any Severance Pay to which Executive is entitled under this subsection 5(b).

          i.          Termination by Executive for Good Reason. Executive may terminate the Employment for "Good Reason" if and only if: (A) without his express written consent the Company (i) assigns to him duties substantially inconsistent with his positions, duties, responsibilities and status, or a change occurs in his positions, reporting responsibilities, titles or office, in effect as of the effective date of this Agreement, or (ii) reduces or curtails his salary, bonus award opportunities or other benefits in any material respect (except that a reduction in salary shall not constitute "Good Reason" if it is an economic or business motivated reduction accompanied by proportionate reductions in the salaries of all other officers of Spartan Stores, Inc.), or (iii) fails to obtain the agreement of any successor of the Company to assume and perform this Agreement, or (iv) fails to fulfill any of its material obligations under this Agreement; (B) Executive notifies the Company's Chairman of the Board of Directors in writing, within thirty (30) days after the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why the act or omission constitutes a material breach; (C) the Company fails, within fifteen (15) days after the notification, to take all reasonable steps to cure the breach; and (D) Executive resigns by written notice within thirty (30) days after expiration of the fifteen (15) day period under subsection (b)(i)(C). If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 6. Executive's failure to object to a material breach as provided above will not waive Executive's right to resign with Good Reason after following the above procedure with regard to any subsequent material breach.

          ii.          Discretionary Termination by Company. The Company may terminate the Employment at will upon ninety (90) days' written notice on pay in lieu of notice (thirty (30) days in the event of the Company's dissolution, liquidation, discontinuance of business, bankruptcy, or general assignment for the benefit of creditors), but if the Company does so Executive will be entitled to Severance Pay as provided in and subject to Section 6. Any termination of Executive's Employment by the Company under subsection 5(a) that is found not to meet the standards of such subsection will be considered to have been a termination under this subsection Section 5(b)(ii)).

          6.          Severance Pay. The Company will pay and provide the Executive with the payments and benefit continuation provided in this Section 6 ("Severance Pay") if the Executive's Employment is terminated as provided in Section 5(b) above.

          (a)  Amount and Duration of Severance Pay. Subject to the other provisions of this Section, Severance Pay will consist of the following payments and benefits.

          i.          The Company will continue to pay for a period of one year after the effective date of termination ("Severance Pay Period") Executive's then current salary.

          ii.          The Company will continue Executive's life, health, accident and dental insurance benefits for the one year Severance Pay Period (which continuation would not reduce the period for which Executive and eligible dependents may be eligible for continuation at Executive's expense under COBRA).

          iii.          All options to acquire any shares of Company stock that are held by Executive will immediately vest and become exercisable for a period of ninety days after termination to the extent by their terms they are not then vested or exercisable.

          iv.          All risks of forfeiture applicable to any restricted stock granted to Executive will then lapse and no longer apply.

          v.          The Company will purchase and transfer to Executive the automobile then furnished to him under Section 4(c)(ii)(A) or, if the Executive is then receiving an automobile allowance under Section 4(c)(ii)(B), the Company will continue to pay Executive the automobile allowance during the Severance Pay Period.

          vi.          The Company will pay Executive (as a lump sum, to be paid within five (5) days after the Date of Termination) the difference between (A) and (B), where: (A) equals the benefit to which Executive would have been entitled under Appendix C of the Spartan Stores, Inc. Supplemental Executive Retirement Plan ("SERP") if the Executive met all requirements to receive a SERP benefit and if the Executive's Employment had continued for twelve (12) additional months after the actual date on which Executive's Employment is terminated, at the compensation provided as severance benefits under Section 6(a)(i); and (B) equals the SERP benefit to which the Executive would be entitled under Appendix C of the SERP if the Executive met all requirements to receive a SERP benefit (but computed based on the date that Executive's Employment is actually Terminated, and without the adjustments provided for in (A) above). Such payment shall be computed assuming election by Executive of the lump-sum payment options under the Spartan Stores, Inc. Cash Balance Pension ("Pension Plan") and the SERP, and shall be made regardless of whether Executive would otherwise be entitled to a payment under the SERP.

The Executive will receive the salary continuation provided in Section 6(a)(i) notwithstanding any other earnings that the Executive may have, and subject to offset only as provided in Section 6(c).

If Executive dies during the Severance Pay Period, Severance Pay will continue for the remainder of the Severance Pay Period for the benefit of Executive's designated beneficiary (or Executive's estate if Executive fails to designate a beneficiary).

If Executive becomes eligible for long-term disability benefits during the Severance Pay Period, payments under Section 6(a)(i) above will end on the date that Executive is eligible to begin receiving such disability benefits.

The payments to Executive under Section 6(a)(vi) and 6(a)(vii) shall be in addition to any payments under Section 3 and any payments under the Pension Plan. The SERP is hereby amended to provide for payment of the benefits called for under subsection 6(a)(vi) and (vii).

          (b)  Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply with Executive's obligations under this Agreement that continue after termination of the Employment; (ii) Executive must not claim unemployment compensation for any week for which Executive receives salary continuation under subsection 6(a)(i) above; (iii) Executive must promptly sign and continue to honor a release, in form acceptable to the Company, of any and all claims arising out of or relating to the Executive's Employment or its termination and that the Executive might otherwise have against the Company, the Company's Affiliates, any of their officers, directors, employees and agents, provided that the release will not waive Executive's right to any payments due under this Section 6 or Section 5, or any right of Executive to liability insurance coverage under any liability insurance policy or to indemnification under the Company's Articles of Incorporation or bylaws or any written indemnification agreement; (iv) Executive must reaffirm in writing upon request by Company Executive's obligations under Sections 7, 8 and 9 of this Agreement; (iv) Executive must resign upon written request by Company from all positions with or representing the Company or any Affiliate, including but not limited, to membership on boards of directors; and (v) Executive must provide the Company for a period of ninety (90) days after the Employment termination date with consulting services regarding matters within the scope of Executive's former duties, upon request by the Company's Chairman of the Board provided, however, that Executive will only be required to provide those services by telephone at Executive's reasonable convenience and without substantial interference with Executive's other activities or commitments.

          (c)  Offsets to Severance Pay. The Severance Pay due to Executive under Section 6(a)(i) for any week will be reduced (but not below 0) by: (i) any disability benefits to which Executive is entitled for that week under any disability insurance policy or program of the Company or any Affiliate (including but not limited to worker's disability compensation); (ii) any severance pay payable to the Executive under any other agreement or Company policy; (iii) any payment due to Executive under the Federal Worker Adjustment and Retraining Notification Act or any comparable state statute or local ordinance; and (iv) any amount owing by Executive to the Company that the Company is legally entitled to set off against the Severance Pay under applicable law.

          7.          Loyalty and Confidentiality; Certain Property and Information.

          (a)  Loyalty and Confidentiality. Executive will be loyal to the Company during the Employment and will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, employees or business of the Company or any Affiliate, except as disclosure or use may be required in connection with Executive's work for the Company or any Affiliate. Executive will also keep the terms of this Agreement confidential. The Executive's commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.

          (b)  Certain Property and Information. Upon termination of the Employment, Executive will deliver to the Company any and all property owned by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards and Company provided automobiles or other equipment. All Company property will be returned promptly and in good condition except for normal wear.

Executive's commitments in this Section will continue in effect after termination of the Employment. The parties agree that any breach of Executive's covenants in this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

          8.          Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the Employment, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, shall become and remain the exclusive property of the Company, and the Company's successors and assigns. Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company's ownership rights. Executive's commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Employment terminates. The parties agree that any breach of Executive's covenants in this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

          Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that are to be excluded from this Agreement.

          9.          Covenant Not to Compete.

          (a)  Executive's Commitments. During the Employment Executive will not do or prepare to do, and for twelve (12) months after any termination of the Employment Executive will not do, any of the following:

          i.          directly or indirectly compete with the Company or any Affiliate; or

          ii.          be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive's services with a view to becoming engaged) in any Competitive Business (as defined below); or

          iii.          solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship (as defined below) with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate.

Provided, however, that nothing in this Section 9 prohibits Executive from owning not more than 2% of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 9.

Executive's commitments in this section will continue in effect after termination of the Employment for the 12-month period set forth above. The parties agree that any breach of Executive's commitments in this Section would cause the Company irreparable harm, and that injunctive relief would be appropriate.

          (b)  Definitions. As used in this Section 9:

          i.          "Competitive Business" means a business that

(A) owns, or

(B) operates, or

(C) sells or supplies products similar to or that substitute for products supplied by the Company to,

any Covered Operation (as defined below) that is located in any state of the United States in which the Company owns, operates, sells or supplies products to, any Covered Operation; and

          ii.          "Covered Operation" means any grocery store, grocery superstore, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products, or any grocery or convenience store product distribution facility; and

          iii.          "Covered Relationship" means a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship.

          10.          Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by Executive and authorized by the Company's Board of Directors of the Company. No waiver by either party at any time of any breach or non-performance of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach or non-performance.

          11.          Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. If a court of competent jurisdiction ever determines that any provision of this Agreement (including, but not limited to, all or any part of the non-competition covenant in this Agreement) is unenforceable as written, the parties intend that the provision shall be deemed narrowed or revised in that jurisdiction (as to geographic scope, duration, or any other matter) to the extent necessary to allow enforcement of the provision. The revision shall thereafter govern in that jurisdiction, subject only to any allowable appeals of that court decision.

          12.          Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive's Employment with the Company or any of the subjects covered by this Agreement have been made by either party that are not set forth expressly in this Agreement and the Executive Severance Agreement dated _________, ____, between Executive and the Company ("Executive Severance Agreement"), and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement, except the Executive Severance Agreement.

          13.          Coordination of This Agreement with Executive Severance Agreement.

          (a)  Circumstances Under Which Section 9 of This Agreement will Lapse. If there is a termination of Executive's Employment entitling Executive to Severance Benefits under Section 3 of the Executive Severance Agreement, then Section 9 of this Agreement ("Covenant Not to Compete") will lapse and become void and of no further effect on the date of such termination of Employment.

          (b)  Coordination of Severance Pay under this Agreement and Severance Benefits under Executive Severance Agreement. If Executive receives Severance Benefits under Section 3 of the Executive Severance Agreement, Executive will not be entitled to Severance Pay under this Agreement. If Executive becomes entitled to receive Severance Benefits under Section 3 of the Executive Severance Agreement after receiving Severance Pay under this Agreement, the amount of Severance Benefits to which Executive is entitled under Section 3 of the Executive Severance Agreement will be reduced by the amount of Severance Pay received by Executive under this Agreement. If Executive is entitled to the payments provided under Section 4 of the Executive Severance Agreement, then Executive will not be entitled to a payment under Section 6(a)(vi) of this Agreement.

          14.          Non-Contravention. Executive represents and warrants that:

          (b)  No Restrictive Agreement. Executive is not a party to or bound by any agreement that purports to prohibit or restrict Executive from: (i) engaging in the Employment in which the Executive is engaged with the Company; or (ii) inducing any person to become an employee of the Company; or (iii) using any information and expertise that Executive possesses (other than information constituting a trade secret of another person under applicable law) for the benefit of the Company;

          (c)  No Abuse of Trade Secrets. Executive will not use in the course of his Employment with the Company, or disclose to the Company or its personnel, any information belonging to any other person that constitutes a trade secret of another person under applicable law.

          15.          Dispute Resolution.

          (a)  Arbitration. The Company and Executive agree that except as provided in Section 15(b) the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement shall be arbitration under the procedures set forth in this Section; provided, however, that nothing in this Section prohibits a party from seeking preliminary or permanent judicial injunctive relief, or from seeking judicial enforcement of the arbitration award. The arbitrator shall be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator shall hold a hearing at which both parties may appear, with or without counsel, and present evidence and argument. Pre-hearing discovery shall be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator shall have subpoena power. The procedural rules for an arbitration hearing under this

Section shall be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing shall be completed within ninety (90) days after the arbitrator has been selected and the arbitrator shall issue a written decision within sixty (60) days after the close of the hearing. The hearing shall be held in Grand Rapids, Michigan. The award of the arbitrator shall be final and binding and may be enforced by and certified as a judgment of the Circuit Court for Kent County, Michigan or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator shall be paid by the Company and one-half by the Executive. The attorney fees and expenses incurred by the parties shall be paid by each party; provided, however, that the attorney fees and expenses of the party who substantially prevails in any arbitration brought pursuant to this Agreement shall be paid by the other party or, if each party prevails in part, then a proportionate part of each party's attorney fees and expenses shall be paid by the other party, with such proportion to represent the approximate portion of such attorney fees and expenses relating to the issues on which each party prevailed.

          (b)  Section 15(a) shall be inapplicable to a dispute arising out of or relating to Sections 7, 8 or 9 of this Agreement.

          16.          Assignability. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive's rights or obligations under this Agreement, except that Executive may designate beneficiaries for Severance Pay in the event of Executive's death, and may designate beneficiaries for benefits as allowed by the Company's benefit programs.

          17.          Notices. Notices to a party under this Agreement must be personally delivered or sent by certified mail (return receipt requested) and will be deemed given upon post office delivery or attempted delivery to the recipient's last known address. Notices to the Company must be sent to the attention of the Chairman of the Compensation Committee of the Company's Board of Directors.

          18.          Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan laws, without regard to choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in the courts in either Kent County Circuit Court or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Kent County is a mutually convenient forum and that each of the parties conducts business in Kent County.

          19.          Counterparts. This Agreement may be signed in original or by fax in counterparts, each of which shall be deemed an original, and together the counterparts shall constitute one complete document.

          The parties have signed this Employment Agreement as of the effective date in Section 1.

SPARTAN STORES, INC.

By: /s/ Dr. Elson S. Floyd Dr. Elson S. Floyd, Chairman Compensation Committee	/s/ James B. Meyer James B. Meyer
"Company"	"Executive"

SCHEDULE A

COMPENSATION SCHEDULE

FOR	WEEKLY	APPROVED BY:
COMPENSATION	BASE
YEAR ENDED	SALARY	SPARTAN STORES, INC	JAMES B. MEYER

March 30, 2002	$11,540.00	ESF	JBM